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                          POMEROY COMPUTER RESOURCES, INC.
                                 EMPLOYMENT AGREEMENT


THIS AGREEMENT made as of this 14th day of March, 1996, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and RICHARD FEASTER ("Employee").

                                 W I T N E S S E T H:

WHEREAS, the Company entered into an Asset Purchase Agreement ("Purchase Agreement") of even date pursuant to which it purchased substantially all of the assets of The Computer Supply Store, Inc. ("CSS"); and

WHEREAS, Employee owns forty-one percent (41%) of the outstanding stock of CSS; and

WHEREAS, Employee, as inducement for and in consideration of Company entering into the Purchase Agreement, has agreed to enter into and executed this Employment Agreement pursuant to Section 5 thereof; and

WHEREAS, Company desires to engage the services of Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1. EMPLOYMENT. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, upon the following terms and conditions.

2. TERM. The initial term of Employee's employment pursuant to this Agreement shall begin on the 15th day of March, 1996, and shall continue for a period of five (5) years unless earlier terminated pursuant to the provisions of
    Section 10, provided that Sections 8, 9, 10(b), (c) and (d), if applicable, and 11, if applicable, shall survive the termination of such employment and shall expire in accordance with the terms set forth therein.

3. RENEWAL TERM. The term of Employee's employment shall automatically renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of the Agreement thirty (30) days prior to the expiration of the then expiring term. Employee's base salary for each renewal term shall be determined by the Board of Directors of Company or by the Compensation Committee of the Board of Directors, if any.

4. DUTIES. Employee shall serve as Vice President/Operations for the Company's Des Moines, Iowa division. Employee shall be responsible to and report directly to the

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    President of the Company.  Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee shall have veto power over the dismissal of key employees of the Des Moines, Iowa division of Company, except for key employees dismissed for cause. For purposes of this Section, "for cause" shall be as defined in Section 10(a)(iv), except the cure period set forth therein shall not be applicable. Existing key employees will be mutually agreed upon by Employee and Company upon the execution of this Agreement and disclosed on Exhibit A attached hereto, and subsequent key employees will be identified as promoted and hired, at which time such Exhibit A will be supplemented. Employee and Company agree to discuss the respective roles and responsibilities of all such key employees. Company agrees to offer employment agreements to such key employees within sixty (60) days of Closing. Employee further agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving computer services or products for his account without the express written consent of Company.

5. COMPENSATION. For all services rendered by the Employee under this Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

    (a) BASE SALARY: During each year of the initial term of this Agreement, Employee shall be paid an annual base salary of Two Hundred Thousand ($200,000.00) Dollars. Said base salary shall be payable in accordance with the historical payroll practices of the Company.

    (b) PRIMARY ANNUAL CASH BONUS: In addition to Employee's base compensation as set forth in paragraph 5(a) above, Employee shall be entitled (in the event certain criteria as defined below are satisfied) to an annual primary cash bonus to be determined as follows:

           (i) For the period commencing March 1, 1996 and ending January 5, 1997 and for the subsequent 1997, 1998, 1999 and 2000 fiscal years of the Company (January 6, 1997 through January 5, 1998, etc.) and for the period commencing January 6, 2001 and ending March 13, 2001, Employee shall be entitled to a cash bonus equal to fifty percent (50%) of the pre-tax income of the Company's Des Moines, Iowa division in excess of One Million Eight Hundred Thousand ($1,800,000.00) Dollars subject to an annual cap of Two Hundred Thousand ($200,000.00) Dollars. Provided, however, for the period commencing March 1, 1996 and ending January 5, 1997, the threshold amount shall be One Million Five Hundred Thirty-Three Thousand Seven Hundred Eighty ($1,533,780) Dollars and the annual cap shall be One Hundred Seventy thousand Four Hundred Twenty ($170,420.00) Dollars and for the period commencing

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                   January 6, 2001 and ending March 13, 2001, the threshold
                   amount shall be Three Hundred Thirty Thousand Four Hundred Eighty ($330,480.00) Dollars and the cap shall be Thirty-Nine Thousand Seven Hundred Twenty ($39,720.00) Dollars.

           (ii) For purposes of this Section, the term "pre-tax income" shall mean the net income before taxes which the Company's Des Moines, Iowa division shall earn from its operations during the pertinent period. In making said determination, all gains or losses realized by the Des Moines, Iowa division of Company on the sale or other disposition of its assets (other than in the ordinary course of business) shall be excluded. The Company's Des Moines, Iowa division's pre-tax income will be calculated on a basis consistent with Employee's former employer, CSS's December 31, 1995 financial statements, utilizing the same methodologies, judgments and estimates employed by CSS in preparing its year-end financial statements, all in accordance with generally accepted accounting principles. In determining the Company's Des Moines, Iowa division's net pre-tax income for purposes of this Section 5(b), any bonus earned hereunder or any incentive deferred compensation earned under the provisions of Section 5(c) shall not be included in determining net pre-tax income of the Des Moines, Iowa division for the applicable year. For purposes of calculating the Company's Des Moines, Iowa division's pre-tax income, no overhead allocation of Company's other operations will be charged by Company to such division during fiscal year 1996. For subsequent years, Company will allocate to its Des Moines, Iowa division, an overhead charge (for purchasing, administration, etc.) of one and one-half percent (1-1/2%) of net revenues of the Des Moines, Iowa division. Any decrease in the Company's Iowa division's SG&A expenses shall inure to benefit of such division, including the elimination of certain corporate professional expenses such as auditing to be borne by the Company. Provided, however, Company shall charge interest to the Des Moines, Iowa division for utilizing the Company's working capital line of credit at Company's borrowing rate, if and as required.

           (iii) The Company's Des Moines, Iowa division's 1996 pre-tax income shall be reduced on a dollar-for-dollar basis to reflect any net additional liabilities determined by Seller and Purchaser as having arisen from items improperly recognized or accrued on or otherwise omitted from the February 29, 1996 Pro Forma Balance Sheet. Any such reduction in 1996 pre-tax income shall relate solely to Pro Forma Balance Sheet items not specifically listed on Exhibit "O" to the Purchase Agreement, and shall be determined by Company and CSS and mutually agreed upon in nature and amount within thirty (30)


                                         -3-

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                   days of Closing.  Any such adjustment to the Company's Des
                   Moines, Iowa division's 1996 pre-tax income shall be taken into account only in the calculation of Employee's 1996 Primary Annual Cash Bonus described in 5(b)(i) above and his 1996 Incentive Deferred Compensation as described in 5(c)(i) below.

           (iv) Any amounts due Employee hereunder shall be payable upon the earlier of ninety (90) days following the end of the fiscal year of the Company or the date on which annual bonuses are distributed by Company to its employees, except for the period ending March 13, 2001, when such payment shall be made within sixty (60) days of the expiration of such period. In the event such financial statements are not issued within said applicable period, then the Company shall make any payments due hereunder (if any) based on its best reasonable estimate of any liability hereunder, which shall be then reconciled by both parties once the financial statements are issued. The determination of the Des Moines, Iowa division's net pre-tax income shall be determined based on the internally-generated financial statements of Company based on the criteria set forth above.

    (c) INCENTIVE DEFERRED COMPENSATION. In addition to Employee's base salary as set forth in Section 5(a) above and primary annual cash bonuses that Employee may be entitled to receive as set forth in
           Section 5(b) above, Employee shall be entitled (in the event certain criteria as defined below are satisfied) to incentive deferred compensation as follows:

           (i) For the period commencing March 1, 1996 and ending January 5, 1997 and for the subsequent 1997, 1998, 1999 and 2000 fiscal years of the Company (January 6, 1997 through January 5, 1998, etc.) and for the period commencing January 6, 2001 and ending March 13, 2001, Employee shall be entitled to incentive deferred compensation of One Hundred Thousand ($100,000.00) Dollars per year in the event that the Company's Des Moines, Iowa division's pre-tax income exceeds Two Million Five Hundred Thousand (2,500,000.00) Dollars for such year. Provided, however, for the period commencing March 1, 1996 and ending January 5, 1997, the threshold amount and the amount of incentive deferred compensation that can be earned shall be Two Million One Hundred Thirty Thousand Fifty ($2,130,050.00) Dollars and Eighty-Five Thousand Two Hundred Ten ($85,210.00) Dollars, respectively. For the period commencing January 6, 2001 and ending March 13, 2001, the threshold amount and the amount of incentive deferred compensation that can be earned upon achieving such totals shall be Four Hundred Fifty-Nine Thousand


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                   ($459,000.00) Dollars and Eighteen Thousand Three Hundred
                   Sixty ($18,360.00) Dollars, respectively.

           (ii) For purposes of this Section, the term "pre-tax income," shall have the meaning set forth in Section 5(b)(ii) and shall be determined based on the internally-generated financial statements of Company based on the criteria set forth in Section 5(b)(ii).

           (iii) Any supplemental incentive deferred compensation earned hereunder shall be fully vested over a three (3) year period (vesting 33-1/3% per year) of employment from the effective date of the earning of such incentive deferred compensation and shall be payable pursuant to and be subject to the terms of an Incentive Deferred Compensation Agreement attached hereto as Exhibit B.

           (iv) Within fifteen (15) days following delivery to Employee of the determination of the applicable pre-tax income of the Des Moines, Iowa division, Employee shall have the right to object in writing to the results contained in such internally-generated financial statements. If timely objection is not made by the Employee to such determination, such determination shall become final and binding for purposes of such Section. If timely objection is made by the Employee to Company and Employee and Company are able to resolve their differences in writing within thirty (30) days following the expiration of the fifteen (15) day period, then the determination shall become final and binding as it regards such Section. If timely objection is made by Employee and Employee and Company are unable to resolve their differences relating thereto within thirty (30) days following the expiration of the fifteen (15) day period, then all disputed matters pertaining to the internally-generated financial statements determination of such criteria shall be submitted to and be reviewed by an arbitrator (the "Arbitrator"), which shall be an accounting firm selected by Company and Employee. If Employee and Company are unable to agree promptly on an accounting firm to serve as Arbitrator, each shall select by no later than fifteen (15) days following the expiration of the forty-five
                   (45) day period, another accounting firm and the selected firm shall be instructed to select promptly another accounting firm, the firm to serve as Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters and its decision with respect to all disputed matters shall be final and binding upon the Employee and Company. Expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by Employee, unless the arbitration panel determines that the net pre-tax income of the Des Moines, Iowa division is greater by Twenty-Five


                                         -5-

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                   Thousand Dollars ($25,000.00) or more than the determination made by the Company, in which case, the expenses of the arbitration (including reasonable attorney and accounting fees) shall be borne by Company.

6. FRINGE BENEFITS. During the term of this Agreement, Employee shall be entitled to the following benefits:

    (a) Health Insurance - During the term of this Agreement, Employee shall be provided with the standard medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

    (b) Vacation - Employee shall be entitled each year to a vacation of four (4) weeks during which time his compensation will be paid in full. Provided, however, such weeks may not be taken consecutively without the written consent of the President of the Company.

    (c) Insurance - During the term of this Agreement, Company shall maintain on the life of Employee, provided he is insurable at standard rates, a declining term life insurance policy in the amount set forth on Exhibit C attached hereto. Employee shall be the owner of such policy and shall designate the beneficiary thereof.
           Employee agrees to take any and all physicals that are necessary incident to the issuance and/or renewal of said policy. In addition, Employee agrees to take any and all physicals that are necessary incident to the procurement of key person insurance upon his life by Company. In the event that Employee is not insurable at standard rates during the term of this Agreement, but Employee is able to procure rated coverage, Employee shall have the right to procure coverage for a lower amount of insurance, the cost of which is equivalent to the standard term rate cost of the coverage set forth on Exhibit C or to contribute to the cost of insurance to maintain the applicable coverage. Said determination shall be at Employee's sole discretion. In the event Employee is not insurable, then Company shall pay Employee an amount equal to the projected cost of the contemplated term insurance coverage set forth on
           Exhibit C at standard rates.   The cost of this insurance coverage
           shall be a charge against the net pre-tax income of the Des Moines, Iowa division for purposes of Sections 5(b) and 5(c). In the event that Employee should die prior to the insurance being obtained hereunder or in the event insurance cannot be obtained for medical reasons, Company shall have no obligation to Employee or his beneficiary for payment of any of the amounts set forth on Exhibit C upon Employee's death.

    (d) Other Benefits - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans, welfare plans and any other


                                         -6-

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           plans or programs implemented by the Company for its employees during the term of this Agreement.

    (e) Automobile - Company shall have available for Employee's use a van comparable to the Toyota Previa minivan being acquired by Company from CSS of even date. Company shall directly pay for all maintenance, repairs, gasoline and insurance costs related to said van. Company shall reimburse Employee for any cost of gasoline or any other reasonable item that he expends on behalf of the Company incident to its business use within thirty (30) days of Employee incurring such cost.

    (f) Employee shall be responsible for any and all taxes, owed, if any, on the fringe benefits provided to his pursuant to this Section 6.

7. EXPENSES. During the term of Employee's employment hereunder, Employee shall be entitled to receive prompt reimbursement for all other reasonable and customary expenses incurred by Employee, in fulfilling Employee's duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Company.

8. NON-COMPETITION. Employee expressly acknowledges the provisions of the Purchase Agreement relating to Employee's covenant not to compete with Company. Accordingly, such provisions of Section 9 of the Purchase Agreement are incorporated herein by reference to the extent as if restated in full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as one of three owners of the common stock of CSS, he has received substantial consideration pursuant to such Purchase Agreement and that as an inducement for, and in consideration of, Company entering into the Purchase Agreement and Company entering into this Agreement, Employee has agreed to be bound by such provisions of
    Section 9 of the Purchase Agreement.  Accordingly, such provisions of
    Section 9 and Exhibit B-3 and the restrictions on Employee thereby imposed shall apply as stated therein.

9. NON-DISCLOSURE AND ASSIGNMENT OF CONFIDENTIAL INFORMATION. The Employee acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

    (a)    unpublished information concerning the Company's:

          (i)    research activities and plans,
         (ii)    marketing or sales plans,
        (iii)    pricing or pricing strategies,
         (iv)    operational techniques,
          (v)    customer and supplier lists, and
         (vi)    strategic plans;


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    (b)    unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

    (c)    internal confidential manuals; and

    (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Employment Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment in those states where Company has business offices; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

10. TERMINATION.
    (a) The Employee's employment with the Company may be terminated at any time as follows:

          (i) By the Employee at his discretion, upon sixty (60) days written notice to Company;

         (ii) By Employee's death;

        (iii) By Employee's physical or mental disability which renders Employee unable to perform his duties hereunder for a consecutive period of one hundred twenty (120) days or for an aggregate of one hundred eighty (180) days or more during any twelve-month period.

         (iv) By the Company, for cause upon fifteen (15) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the continuous failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is


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              delivered to his by the Company, which demand specifically identifies the manner in which the Company believes that he has not continuously substantially performed his duties; (ii) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (iii) the conviction of Employee of a felony or other crime involving theft or fraud,
              (iv) Employee's gross neglect or gross misconduct in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (v) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to his a copy of a resolution of the Board of Directors of the Company or any appropriately designated committee of the Board, finding that he has engaged in the conduct set forth above in this Section 10(a)(iv) and specifying the particulars thereof in detail, and Employee shall not have cured such conduct to the reasonable satisfaction of the Board within thirty (30) days of receipt of such resolution.

          (v) By the Company at its discretion, without cause, upon thirty (30) days written notice to Employee; provided that Company complies with the provisions of Section 10(c).

         (vi) By the Employee within ninety (90) days following a "Change in Control" as defined in Exhibit C attached hereto, unless Employee has accepted employment with the successor entity and such successor entity has assumed this Employment Agreement pursuant to the provisions of Section 17(b).

    (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. In addition, Employee shall be entitled to receive any bonus accrued to the date of his termination of employment as provided in Section 5(b) and any vested incentive compensation that may be due Employee pursuant to the provisions of Exhibit B, which shall be payable (if applicable) pursuant to the terms thereof. In the event of Employee's death, Employee's designated beneficiary shall also be entitled to all life insurance benefits as referenced in Paragraph 6(c).

    (c) In the event that Company would terminate Employee's employment hereunder without cause pursuant to Section 10(a)(v), Company shall be obligated to pay Employee, as severance pay, Employee's annual base salary in effect prior to such termination for the remaining term of the

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           Agreement (as set forth in Section 2, as due) and all bonus and incentive deferred compensation set forth in Sections 5(b) and (c) based on the formula set forth on Exhibit E attached hereto.

    (d) In the event that a change in control as defined in Exhibit C has occurred, and such successor entity has not assumed this Agreement pursuant to the provisions of Section 17(b), the Company shall pay Employee his full base salary for the remaining term of this Agreement, at the time such payments are due, and all bonus and incentive deferred compensation set forth in Sections 5(b) and (c) shall be paid to Employee based on the formula set forth in Exhibit D attached hereto.

           In addition, if the Employee becomes entitled to any payment or benefit pursuant to (d) above in this Section 10 (all such payments being called "Severance Payments") from the Company (or any person whose actions result in a Change in Control or any person affiliated with Company or any such person) in connection with any termination of the Employee's employment hereunder following a Change in Control, which Severance Payment is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision), Company shall pay Employee pursuant to the provisions set forth below an additional amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Severance Payment and any federal and state and local income taxes and excise tax upon such Gross Up Payment shall be equal to the Severance Payment.

11. DISABILITY. In the event that Employee becomes temporarily disabled and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the termination of this agreement pursuant to the provisions of Section 10(a)(iii) (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

    For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any

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    medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 120th day of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examinations shall be paid by Company.

12. SEVERABILITY. In case any one (1) or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

13. GOVERNING LAW. This Agreement shall be governed and construed under the laws of the State of Kentucky and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

14. NOTICES. All notices, requests, demands and other communications relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

    If to Company, to:  Pomeroy Computer Resources, Inc.
                        1840 Airport Exchange Blvd, Suite 240
                        Erlanger, Kentucky  41018

    With a copy to:     James H. Smith III
                        Lindhorst & Dreidame Co., L.P.A.
                        312 Walnut Street, Suite 2300
                        Cincinnati, Ohio  45202

If to Employee, to the Employee's residential address, as set forth in the Company's records.

15. ENFORCEMENT OF RIGHTS. The parties expressly recognize that any breach of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement.

16. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. PARTIES IN INTEREST.

    (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 17 shall preclude
           (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of Company

    (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

18. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants that he is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.


IN WITNESS WHEREOF, this Agreement has been executed effective as of the day and year first above written.

WITNESSES:                       POMEROY COMPUTER RESOURCES, INC.


/s/ Margret Kippley              By:\s\ Edwin S. Weinstein
- -------------------------           -------------------------------------------
                                    Edwin S. Weinstein, Chief Financial Officer
/s/ James H. Smith
- -------------------------

/s/ Margret Kippley               \s\ Richard Feaster
- -------------------------         ---------------------------------------------
                                  RICHARD FEASTER, Employee
/s/ James H. Smith
- -------------------------

                                      Exhibit A

    1.     Atul Gupta
    2.     Scott Huseman
    3.     Todd Bogenrief
    4.     Greg Lorenzen
    5.     Don Cue
    6.     Mark Hunter
    7.     Jeff Reynolds
    8.     Todd Frederes
    9.     Tom Snyder
    10.    Mark Hotovec
    11.    Finance Director

                                      Exhibit C

                    Year     1     2     3     4     5     6     7     8
                            ---   ---   ---   ---   ---   ---   ---   ---


RF Base                      200   200   200   200   200
   Bonus                     200   200   200   200   200
   Suppl. Bonus                     34    33    33
                                          34    33    33
                                                34    33    33
                                                      34    33    33
                                                            34    33    33
                             ---   ---   ---   ---   ---   ---   ---   ---
                             400   434   467   500   500   100    66    33

Present value          2,060,000 1,784,000 1,666,000 1,199,000 699,000
of life insurance
coverage

                            Change of Control - Exhibit C

    For purposes of this Agreement, a "Change in Control" shall occur (i) upon the sale or other disposition to a person, entity or group (as such term is used in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) (such a person, entity or group being referred to as an "Outside Party" of fifty percent (50%) or more of the consolidated assets of the Company taken as a whole, or (ii) in the event shares representing a majority of the voting power of the Company are acquired by a person or group (as such term is used in Rule 13d-5) of persons other than the holders of the Common Stock of the Company on March 14, 1996.